INVESTOR CONTACTS:	MEDIA CONTACT:
Todd Fromer / Garth Russell	Barry Stagg
KCSA Strategic Communications	4Kids Entertainment
(212) 896-1215 / (212) 896-1250	(646) 822-4257
tfromer@kcsa.com / grussell@kcsa.com	bstagg@4kidsent.com

4Kids Entertainment Retains Montgomery & Co. to Assist in Evaluating Strategic Alternatives

New York, NY – August 5, 2009 – 4Kids Entertainment, Inc. (NYSE: KDE), the global children’s entertainment and merchandise licensing organization, today announced that its Board of Directors has retained Montgomery & Co. to assist the Board in its evaluation of strategic alternatives.

“Given recent developments in our business and in the current macroeconomic environment, we have decided to retain a financial advisor to assist the Board in evaluating all strategic options available to us as a company” said Alfred R. Kahn, Chairman and CEO of 4Kids Entertainment.

The Board expects to carefully weigh all viable strategic alternatives that may be identified by its financial advisor potentially including, but not limited to, asset sales, alliances with strategic partners, and/or a sale of the Company through a merger or other corporate transaction. The Company notes that there can be no assurance that this evaluation will identify any transaction(s) that are attractive options for the Company.

The Company does not intend to comment further publicly with respect to its evaluation process until its conclusion, unless the Company determines it would be necessary to do so at an earlier stage.

About 4Kids Entertainment, Inc.

With U.S. headquarters in New York City, regional offices for its trading card business in San Diego, California and international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global organization devoted to the creation, development, production, broadcasting, distribution, licensing and manufacturing of children’s entertainment products.

Through its subsidiaries, 4Kids produces animated television series and films, distributes 4Kids’ produced or licensed animated television series for the domestic and international television and home video markets, licenses merchandising rights worldwide to 4Kids’ owned or represented properties, operates Websites to support 4Kids’ owned or represented properties, and produces and markets collectible trading card games. Additionally, the Company programs and sells the national advertising time in “TheCW4Kids” five-hour Saturday morning block on The CW television network.

Additional information is available on the www.4KidsEntertainment.com corporate Website and at the www.4Kids.tv game station site.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company's control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company's properties and other factors could cause actual results to differ materially from the Company's expectations.

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